    As filed with the Securities and Exchange Commission on November 22, 2000


                                                      Registration No. 333-44460
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------
                         OCEANEERING INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



              DELAWARE                       11911 FM 529                       95-2628227
    (State or other jurisdiction         HOUSTON, TEXAS 77041        (I.R.S. Employer Identification No.)
 of incorporation or organization)

                                 (713) 329-4500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MARVIN J. MIGURA
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                         OCEANEERING INTERNATIONAL, INC.
                                  11911 FM 529
                              HOUSTON, TEXAS 77041
                                 (713) 329-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                                    COPY TO:
                                  TED W. PARIS
                               BAKER BOTTS L.L.P.
                              3000 ONE SHELL PLAZA
                                  910 LOUISIANA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1838
                               FAX: (713) 229-1522

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2000


PROSPECTUS

[Logo]


OCEANEERING INTERNATIONAL, INC.
11911 FM 529
Houston, Texas 77041
(713) 329-4500

                                  $200,000,000
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                                   ----------





                      CONSIDER CAREFULLY THE RISK FACTORS
                      BEGINNING ON PAGE 6.

                      We will provide additional terms of
                      our securities in one or more
                      supplements to this prospectus.  You
                      should read this prospectus and the
                      related prospectus supplement
                      carefully before you invest in our
                      securities.  No person may use this
                      prospectus to offer and sell our
                      securities unless a prospectus
                      supplement accompanies this
                      prospectus.


                                  THE OFFERING

                      We may offer from time to time:

                       o   senior debt securities;

                       o   subordinated debt securities;

                       o   preferred stock;

                       o   common stock; and

                       o   warrants.

                      Our common stock is listed on the New York
                      Stock Exchange under the symbol "OII."




                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------



The date of this prospectus is                    , 2000.

                                TABLE OF CONTENTS

About This Prospectus.............................................................................................3

About Oceaneering International, Inc..............................................................................4

Risk Factors......................................................................................................5

Forward-Looking Information.......................................................................................8

Use of Proceeds...................................................................................................9

Ratio of Earnings to Fixed Charges................................................................................9

Description of Debt Securities...................................................................................10

Description of Capital Stock.....................................................................................18

Description of Warrants..........................................................................................25

Plan of Distribution.............................................................................................27

Legal Matters....................................................................................................28

Experts  ........................................................................................................28

Where You Can Find More Information..............................................................................29

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add, update or change the information this prospectus contains. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                      ABOUT OCEANEERING INTERNATIONAL, INC.

         Oceaneering International, Inc. is an advanced applied technology company that provides a comprehensive range of integrated technical services and hardware to customers who operate in marine, space and other harsh environments. Oceaneering was organized in 1969 out of the combination of three diving service companies founded in the early 1960s. Since our establishment, we have concentrated on the development and marketing of underwater services and products requiring the use of advanced deepwater technology. We provide most of our services and products to the oil and gas industry. These include drilling support, subsea construction, design, lease and operation of production systems, facilities maintenance and repair, specialty subsea hardware and specialized onshore and offshore engineering and inspection. We operate in numerous countries throughout the world. However, we currently focus most of our operations on markets in the United States, the North Sea, Africa and the Far East.

         In this prospectus, we refer to Oceaneering International, Inc., its wholly owned and majority-owned subsidiaries and its ownership interest in equity affiliates as "we," "us" or "Oceaneering," unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 11911 FM 529, Houston, Texas 77041, and our telephone number at that location is (713) 329-4500.

                                  RISK FACTORS


         You should carefully consider the following matters, in addition to the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our securities.


WE DERIVE MOST OF OUR REVENUES FROM COMPANIES IN THE OFFSHORE OIL AND GAS INDUSTRY, A HISTORICALLY CYCLICAL INDUSTRY WITH LEVELS OF ACTIVITY THAT ARE SIGNIFICANTLY AFFECTED BY THE LEVELS AND VOLATILITY OF OIL AND GAS PRICES.

         We derive most of our revenues from customers in the offshore oil and gas exploration, development and production industry. The offshore oil and gas industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic and military events have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of offshore oil and gas exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, could materially and adversely affect our financial condition and results of operations in our segments within our offshore oil and gas business. Some factors that have affected and are likely to continue affecting oil and gas prices and the level of demand for our services and products include the following:

         o        worldwide demand for oil and gas;

         o the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

         o        the level of production by non-OPEC countries;

         o        domestic and foreign tax policy;

         o laws and governmental regulations that restrict exploration and development of oil and gas in various offshore jurisdictions;

         o        advances in exploration and development technology;

         o        the political environment of oil-producing regions;

         o        the price and availability of alternative fuels; and

         o        overall economic conditions.

OUR INTERNATIONAL OPERATIONS INVOLVE ADDITIONAL RISKS NOT ASSOCIATED WITH DOMESTIC OPERATIONS.

A significant portion of our revenues is attributable to operations in foreign countries. These activities accounted for approximately 50% of our consolidated revenues in the fiscal year ended March 31, 2000. Risks associated with our operations in foreign areas include risks of:

         o war and civil disturbances or other risks that may limit or disrupt markets;

         o        expropriation, confiscation or nationalization of assets;

         o        renegotiation or nullification of existing contracts;

         o        foreign exchange restrictions;

         o        foreign currency fluctuations;

         o        foreign taxation;

         o        the inability to repatriate earnings or capital;

         o        changing political conditions;

         o        changing foreign and domestic monetary policies; and

         o        regional economic downturns.

         Additionally, in some jurisdictions we are subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations may adversely affect our ability to compete.

         Our exposure to the risks we described above varies from country to country. In recent periods, political instability and civil unrest in Indonesia and West Africa and general economic downturns in Asia and Brazil have been our greatest concerns. There is a risk that a continuation or worsening of these conditions could materially and adversely impact our future business, operations, financial condition and results of operations. Of our total consolidated revenues for the fiscal year ended March 31, 2000, we generated approximately 6% from our operations in Indonesia, 12% from our operations in West Africa, 10% from our operations in Asia excluding Indonesia and 4% from our operations in Brazil.

OUR OFFSHORE OILFIELD OPERATIONS INVOLVE A VARIETY OF OPERATING HAZARDS AND RISKS THAT COULD CAUSE LOSSES.

         Our operations are subject to the hazards inherent in the offshore oilfield business. These include blowouts, explosions, fires, collisions, capsizings and severe weather conditions. These hazards could result in personal injury and loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. We may incur substantial liabilities or losses as a result of these hazards. While we maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless from some of these risks, our insurance and contractual indemnity protection may not be sufficient or effective to protect us under all circumstances or against all risks. The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition.

LAWS AND GOVERNMENTAL REGULATIONS MAY ADD TO OUR COSTS OR ADVERSELY AFFECT OUR OPERATIONS.

         Our business is affected by changes in public policy and by federal, state, local and foreign laws and regulations relating to the energy industry. Oil and gas exploration and production operations are affected by tax, environmental and other laws relating to the petroleum industry, by changes in those laws and changes in related administrative regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers or otherwise directly or indirectly affect our operations.

ENVIRONMENTAL LAWS AND REGULATIONS CAN INCREASE OUR COSTS, AND OUR FAILURE TO COMPLY WITH THOSE LAWS AND REGULATIONS CAN EXPOSE US TO SIGNIFICANT LIABILITIES.

         Risks of substantial costs and liabilities related to environmental compliance issues are inherent in our operations. Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for the operation of various facilities, and those permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. In some cases, those governmental requirements can impose liability for the entire cost of cleanup on any responsible party without regard to negligence or fault and impose liability on us for the conduct of or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from our operations, would result in substantial costs and liabilities. Our insurance policies and the contractual indemnity protection we seek to obtain from our customers may not be sufficient or effective to protect us under all circumstances or against all risks involving compliance with environmental laws and regulations.

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

         Our certificate of incorporation authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Capital Stock -- Preferred Stock" and "-- Shareholders Rights Plan."

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our shareholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

         o provisions relating to the classification, nomination and removal of our directors;

         o provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders;

         o provisions requiring the approval of the holders of at least 80% of our voting stock for a broad range of business combination transactions with related persons; and

         o the authorization given to our board of directors to issue and set the terms of preferred stock.

In addition, we have adopted a shareholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in Oceaneering without advance approval of our board of directors, while the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. See "Description of Capital Stock."

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "forecast," "budget," "goal" or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

         The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

         o        worldwide demand for oil and gas;

         o        general economic and business conditions and industry trends;

         o the continued strength of the industry segments in which we are involved;

         o decisions about offshore developments to be made by oil and gas companies;

         o        the highly competitive nature of our businesses;

         o our future financial performance, including availability, terms and deployment of capital;

         o        the continued availability of qualified personnel;

         o operating risks normally incident to offshore exploration, development and production operations;

         o changes in, or our ability to comply with, government regulations, including those relating to the environment;

         o        rapid technological changes; and

         o social, political and economic situations in foreign countries where we do business.

We have discussed some of these factors in more detail in the "Risk Factors" section of this prospectus. These factors are not necessarily all the important factors that could affect us. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

                                 USE OF PROCEEDS

         Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include acquisitions, working capital, capital expenditures, repayment and refinancing of indebtedness and repurchases and redemptions of securities. Pending any specific application, we may initially invest those funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  Our ratio of earnings to fixed charges for each of the periods shown is as follows:



                                             Six Months
                                               Ended
                                         September 30, 2000               Year Ended March 31,
                                         ------------------- -----------------------------------------

                                                              2000     1999     1998     1997     1996
                                                             ------   ------   ------   ------   ------
Ratio of earnings to fixed charges .....     2.38x            3.45x    6.12x   12.76x    9.82x    5.95x


         We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges exclusive of capitalized interest. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of capitalized expenses relating to indebtedness and an estimate of the portion of annual rental expense on operating leases that represents the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We sometimes call the senior indenture and the subordinated indenture the "indentures."

         We have summarized selected provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement. Please read "Where You Can Find More Information."

         In this summary description of the debt securities, all references to "Oceaneering" or "us" mean Oceaneering International, Inc. only, unless we state otherwise or the context clearly indicates otherwise.

GENERAL

         The senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. The indentures will not limit the amount of debt we may issue under the indentures, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

         We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

         Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

         o any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

         o provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

         The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the title of the debt securities;

         o        the total principal amount of the debt securities;

         o whether the debt securities are senior debt securities or subordinated debt securities;

         o whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

         o the date or dates on which the principal of and any premium on the debt securities will be payable;

         o any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

         o whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

         o the place or places where payments on the debt securities will be payable;

         o        any provisions for redemption or early repayment;

         o any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

         o        the denominations in which we may issue the debt securities;

         o whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula;

         o the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

         o any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

         o any changes or additions to the events of default or covenants this prospectus describes;

         o any restrictions or other provisions relating to the transfer or exchange of the debt securities;

         o any terms for the conversion or exchange of the debt securities for other securities issued by Oceaneering or any other entity; and

         o        any other terms of the debt securities.

         We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

         If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

SUBORDINATION

         Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

         o we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

         o we default in performing any other covenant (a "covenant default") in any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

         Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

         The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

         Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

         Unless we inform you otherwise in the prospectus supplement, "Senior Debt" will mean all notes or other indebtedness, including guarantees, of Oceaneering for money borrowed and similar obligations, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

         o the resulting or surviving entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities; and

         o immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

EVENTS OF DEFAULT

         Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

         o our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

         o our failure to pay principal of or any premium on any debt securities of that series when due;

         o our failure to deposit any mandatory sinking fund payment for that series of debt securities for 30 days;

         o our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that Indenture that are affected by that failure;

         o specified events involving bankruptcy, insolvency or reorganization of Oceaneering; and

         o any other event of default provided for that series of debt securities.

         A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

         If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

         A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

         o the holder gives the trustee written notice of a continuing event of default for that series;

         o the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

         o the holder or holders offer to the trustee indemnity reasonably satisfactory to it;

         o the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

         o during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

         In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

         o conducting any proceeding for any remedy available to the applicable trustee; and

         o exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

         Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

MODIFICATION AND WAIVER

         We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

         o reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

         o reduce the rate of or change the time for payment of interest on any debt security;

         o reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

         o        change the stated maturity of any debt security;

         o reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

         o change any obligation to pay additional amounts on any debt security;

         o make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

         o impair the holder's right to institute suit for the enforcement of any payment on any debt security;

         o make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture's provisions for modification;

         o waive a continuing default or event of default regarding any payment on any debt security; or

         o with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

         We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

         o        to cure any ambiguity, omission, defect or inconsistency;

         o to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

         o to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

         o to provide any security for or add guarantees of any series of debt securities;

         o to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

         o to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

         o        to add events of default with respect to any debt securities;

         o to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

         o to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

         o to provide for the acceptance of a successor or another trustee.

         The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DEFEASANCE

         When we use the term "defeasance," we mean discharge from some or all of our obligations under an indenture. If we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

         o we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

         o we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive ("covenant defeasance").

         If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

         o        register the transfer or exchange of debt securities;

         o        replace stolen, lost or mutilated debt securities; and

         o        maintain paying agencies and hold moneys for payment in trust.

         Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

         New York law will govern the indentures and the debt securities.

TRUSTEE

         If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

         Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

         We will issue the debt securities in registered form. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

         Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

         Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

         In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

         o during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

         o if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

PAYMENT AND PAYING AGENTS

         Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

         Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

         Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

BOOK-ENTRY DEBT SECURITIES

         We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of:

         o        90,000,000 shares of common stock; and

         o        3,000,000 shares of preferred stock, issuable in series.


         As of November 21, 2000, there were 23,004,622 shares of common stock issued and outstanding, net of 1,012,424 shares held as treasury stock. Also as of November 21, 2000, there were no shares of our preferred stock issued and outstanding.


         In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended, and our amended and restated bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read "Where You Can Find More Information."

COMMON STOCK

         Holders of common stock are entitled to one vote per share on matters submitted to them. Holders of common stock may not cumulate their votes in the election of directors. As a result, the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

         Some business combination transactions, as defined in our certificate of incorporation, require more than a simple majority vote. We have described these business combination transactions below under "-- Other Matters -- Business Combination Transactions Requiring More Than a Majority Vote."

         Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We generally do not pay cash dividends, and we intend to retain future earnings to provide funds for use in the operation and expansion of our business. In addition, the payment of dividends on the common stock may be limited by obligations we may have to holders of any preferred stock or by the provisions of our debt instruments. Currently, the agreements relating to our outstanding 6.72% senior notes due 2010, our $80 million revolving credit facility and our $50 million term loan facility restrict our ability to pay dividends. Each of these agreements contains similar restrictive covenants as to, among other things, minimum net worth, debt to total capitalization ratio and restricted payments. Restricted payments, which include dividends and repurchases of common stock, are generally limited from April 1, 1998 to the sum of $25 million plus 50% of our consolidated net income after April 1, 1998 plus any cash proceeds we receive from future sales of common stock.

         If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

         The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer and sell under this prospectus will also be fully paid and nonassessable.

         Our outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol "OII." Any additional shares of common stock we offer and sell under this prospectus will also be listed on the New York Stock Exchange.

PREFERRED STOCK

         At the direction of our board of directors, without any action by the holders of common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

         The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the series designation of the preferred stock;

         o        the maximum number of shares of the series;

         o the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

         o        any liquidation preference;

         o        any optional redemption provisions;

         o any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

         o any terms for the conversion or exchange of the preferred stock for any other securities;

         o        any voting rights; and

         o any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

         Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

         The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

         Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

SHAREHOLDER RIGHTS PLAN

         On November 20, 1992, we entered into a rights agreement with First Chicago Trust Company of New York, as rights agent, providing for the issuance of preferred stock purchase rights to holders of common stock. Under the plan, each share of common stock currently includes one right to purchase from us a unit consisting of one one-hundredth of a share of our Series B junior participating preferred stock at an exercise price of $60.00 per unit, subject to adjustment. We have summarized selected provisions of the rights agreement below. You should read the rights agreement for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed a copy of the rights agreement with the SEC, and it is incorporated by reference as an exhibit to the registration statement. Please read "Where You Can Find More Information."

         The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the rights distribution date. The rights are not exercisable until after the rights distribution date and will expire at the close of business on December 4, 2002, unless we earlier redeem or exchange them as we describe below. The rights distribution date would occur, except in some cases, on the earlier of:

                  o ten days following a public announcement that a person or group of affiliated or associated persons (collectively, an "acquiring person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock; or

                  o ten business days following the start of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

Our board of directors may defer the rights distribution date in some circumstances.

         Until the rights distribution date:

                  o common stock certificates will evidence the rights, and the rights will be transferable only with those certificates;

                  o the common stock certificates will contain a notation incorporating the rights agreement by reference; and

                  o the surrender for transfer of any common stock certificate also will constitute the transfer of the rights associated with the stock that certificate represents.

         As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

         We will not issue rights with any shares of common stock we issue after the rights distribution date, except:

                  o        as our board of directors otherwise may determine;
                           and

                  o together with shares of common stock we issue as a result of previously established incentive plans or convertible securities.

         A flip-in event will occur under the rights agreement when a person becomes an acquiring person otherwise than pursuant to a permitted offer. The rights agreement defines permitted offer to mean a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent members of our board of directors determines to be fair to and otherwise in the best interests of our company and our shareholders.

         If a flip-in event occurs, our board of directors may, at any time until ten days after the public announcement that a person has become an acquiring person, cause our company to redeem the rights in whole, but not in part, at a redemption price of $.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, shares of common stock or any other consideration our board of directors selects. The rights will not be exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

         If a flip-in event occurs and we do not redeem the rights, each right, other than any right that has become null and void as we describe below, will become exercisable, at the time we no longer may redeem it, to receive the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of the right.

         When a flip-in event occurs, all rights that then are, or in some circumstances were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the rights agreement specifies.

         A flip-over event will occur under the rights agreement when, at any time from and after the time a person becomes an acquiring person:

                  o we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

                  o 50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that previously have become void as we describe above, thereafter will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of the right.

         The number of outstanding rights associated with a share of common stock, the number of fractional shares of junior participating preferred stock issuable on exercise of a right and the exercise price of the rights are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the rights distribution date. The exercise price of the rights and the number of fractional shares of junior participating preferred stock or other securities or property issuable on exercise of the rights also are subject to adjustment from time to time to prevent dilution in the event of specified types of transactions affecting the junior participating preferred stock.

         With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of junior participating preferred stock that are not integral multiples of one one-hundredth, and, in lieu thereof, we will make a cash adjustment based on the market price of the junior participating preferred stock on the last trading date prior to the date of exercise. The rights agreement reserves to us the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of junior participating preferred stock.

         At any time after the occurrence of a flip-in event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock then outstanding, we may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities we deem to have the same value as one share of common stock, per right, subject to adjustment.

         During the time we may redeem the rights, we may, at the direction of our board of directors, amend any of the provisions of the rights agreement other than the redemption price. Thereafter, we may amend the provisions of the rights agreement, other than the redemption price, only as follows:

                  o        to cure any ambiguity, defect or inconsistency;

                  o to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

                  o to shorten or lengthen any time period under the rights agreement; provided, however, that we cannot lengthen the time period governing redemption if the rights are no longer redeemable.

         Until a right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as a shareholder.

         The rights have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us, even if the acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination our board of directors approves.

LIMITATION ON DIRECTORS' LIABILITY

         Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their shareholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our shareholders to the fullest extent Delaware law permits. Specifically, no member of our board of directors will be personally liable for monetary damages for any breach of the member's fiduciary duty as a director, except for liability:

         o for any breach of the member's duty of loyalty to us or our shareholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for unlawful payments of dividends or unlawful stock repurchases or redemptions or provided in Section 174 of the Delaware General Corporation Law; and

         o for any transaction from which the member derived an improper personal benefit.

         This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our shareholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our shareholders and us. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors which indemnify them to the fullest extent Delaware law permits.

DELAWARE ANTI-TAKEOVER STATUTE

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

         o before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

         o on completion of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding stock held by (1) directors who are also officers of the corporation and (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o after the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

         Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person's becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

OTHER MATTERS

         Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that our board of directors opposes but that a shareholder might consider to be in its best interest.

         Classified Board of Directors. Our certificate of incorporation and bylaws provide for a classified board of directors. Except for directors that the holders of preferred stock may elect, our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. The directors of each class serve a term that expires at the third succeeding annual meeting of our shareholders after their election, and each director holds office until his or her successor is duly elected and qualified. At each annual meeting of our shareholders, the term of a different class of our directors expires. Our certificate of incorporation also provides that (1) the classified board provisions may not be amended without the affirmative vote of the holders of at least 80% of the outstanding shares of common stock, (2) no decrease in the number of our directors will shorten the term of any incumbent director and (3) a director may be removed only for cause. Our certificate of incorporation also provides generally that any vacancies will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum. Therefore, without an amendment to our certificate of incorporation, our board of directors could prevent any shareholder from enlarging our board of directors and filling the new directorships with that shareholder's own nominees. The classification of our board of directors could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual shareholders' meeting following the date that party obtains that control.

         Business Combination Transactions Requiring More Than a Majority Vote. Under our certificate of incorporation, the holders of at least 80% of the voting power of the then outstanding shares of our capital stock who are eligible to vote generally in the election of directors are required to approve some types of business transactions between Oceaneering and a "related person," including:

         o any merger or consolidation of Oceaneering or any of our subsidiaries with a related person;

         o any sale, lease, exchange, mortgage, transfer or other disposition of assets, including voting securities of our subsidiaries, representing more than 30% of the fair market value of our total assets to a related person;

         o specified types of asset acquisitions, including acquisitions of securities of a related person, from a related person; and

         o the issuance by us or any of our subsidiaries of any of our securities or securities of any of our subsidiaries.

         The same level of shareholder approval is also required for:

         o the adoption of any plan or proposal for our liquidation or dissolution if, as of the record date for the determination of shareholders entitled to vote on that plan or proposal, any person is a related person;

         o any recapitalization that would have the effect of increasing the voting power of a related person; and

         o        any amendment of these super-majority approval requirements.

         The continuing directors, as defined in our certificate of incorporation, may waive the provisions described above by special vote approving the business combination transaction. In addition, these provisions will not apply if specific fair price requirements are met.

         The super-majority requirements described above could cause the following:

         o a delay, deferral or prevention of a change in control of our company;

         o        entrench management; or

         o make it more difficult to effect a business transaction even if the transaction is favored by a majority of our independent shareholders.

         Shareholder Proposals. Our bylaws contain advance-notice and other procedural requirements that apply to shareholder nominations of persons for election to the board of directors at any annual or special meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting, a shareholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 120 days and not more than 180 days before the anniversary date of the immediately preceding annual meeting. These shareholder proposal deadlines are subject to exceptions if the pending annual meeting date differs by more than specified periods from that anniversary date. If the chairman of our board of directors, a majority of our board of directors or our chief executive officer calls a special meeting of shareholders for the election of directors, a shareholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 180 days prior to that special meeting and not later than the last to occur of (1) 120 days prior to that special meeting or
(2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe the specific information any advance written shareholder notice must contain.

         The advance-notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to our company and our shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is First Chicago Trust Company of New York, a division of EquiServe, L.P.


                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

         We have summarized selected provisions of the warrants below. If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

         The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o        the title of the warrants;

         o        the aggregate number of warrants offered;

         o the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

         o        the exercise price of the warrants;

         o the dates or periods during which the warrants are exercisable;

         o the designation and terms of any securities with which the warrants are issued;

         o if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

         o if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

         o any minimum or maximum amount of warrants that may be exercised at any one time;

         o any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

         o        any other terms of the warrants.

         Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

         We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

         We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

         o shorten the period of time during which the warrants may be exercised; or

         o otherwise materially and adversely affect the exercise rights of the holders of the warrants.

ENFORCEABILITY OF RIGHTS

         The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              PLAN OF DISTRIBUTION

         We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

         o        the terms of the offering;

         o        the names of any underwriters or agents;

         o        the name or names of any managing underwriter or underwriters;

         o        the purchase price of the securities from us;

         o the net proceeds we will receive from the sale of the securities;

         o        any delayed delivery arrangements;

         o any underwriting discounts, commissions and other items constituting underwriters' compensation;

         o        any initial public offering price;

         o any discounts or concessions allowed or reallowed or paid to dealers; and

         o        any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

         If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         If we use underwriters in the sale of the offered securities, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase our securities until the distribution of the offered securities is completed. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the offered securities.

         In connection with an underwritten offering, the underwriters may make short sales of the offered securities and may purchase our securities on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are made in an amount not greater than the over-allotment option we may grant to the underwriters in connection with the offering. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing our securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing our securities in the open market. A naked short position is more like to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

         The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase our securities in the open market to reduce the selling group members' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members who sold those securities as part of the offering.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases or those purchases could prevent or retard a decline in the price of the security. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

         Neither we nor the underwriters will make any representation or prediction as to the direction or magnitude of any effect that the transactions we describe above may have on the price of the offered securities. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

         If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

         We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

         If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

         We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                  LEGAL MATTERS

         Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The audited financial statements for the year ended March 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement we have filed with the SEC relating to the securities. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC's public reference room or through its Web site.

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

         o our annual report on Form 10-K for the year ended March 31, 2000, as amended;


         o our quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2000; and


         o the description of the common stock in our registration statement on Form 8-A filed on November 20, 1991, as amended, and the description of the rights to purchase preferred stock contained in our registration statement on Form 8-A filed on November 23, 1992, as amended.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

                  Oceaneering International, Inc.
                  11911 FM 529
                  Houston, Texas 77041
                  Attention: Corporate Secretary
                  Telephone: (713) 329-4500

         YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE INFORMATION OTHER THAN THAT PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY

PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON ITS COVER PAGE OR THAT ANY INFORMATION CONTAINED IN ANY DOCUMENT WE HAVE INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. ACCORDINGLY, YOU SHOULD REVIEW EACH DOCUMENT WE SUBSEQUENTLY FILE WITH THE SEC AND INCORPORATE BY REFERENCE AS WE DESCRIBE ABOVE FOR UPDATED INFORMATION.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth expenses payable by Oceaneering International, Inc. (the "Company") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

           SEC registration fee.......................................................     $  52,800
           Printing expenses..........................................................        40,000
           Legal fees and expenses....................................................        80,000
           Accounting fees and expenses...............................................        60,000
           Fees and expenses of trustee and counsel...................................        20,000
           Fees and expenses of transfer agent........................................         5,000
           Rating agency fees.........................................................        50,000
           Miscellaneous expenses.....................................................        17,200
                                                                                            --------
                 Total................................................................      $325,000
                                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Article VI of the Company's amended and restated bylaws provides that the Company shall indemnify and hold harmless each of its directors and officers, to the fullest extent applicable law permits, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any event or occurrence by reason of the fact that such person is or was a director or an officer of the Company. Article VI of the Company's bylaws also provides that the Company may indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any event or occurrence by reason of the fact that such person is or was an employee or agent of the Company or is or was serving in another capacity (other than as a director or an officer of the Company) at the written request of the Company. Article VI of the Company's bylaws also provides that the Company may provide advances to an indemnitee to cover expenses he incurs in defending against any action, suit or proceeding that may give rise to a right of the indemnitee to indemnification thereunder upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

         The Company has also entered into indemnification agreements with each of its directors. These indemnification agreements generally provide the Company's directors with a contractual right of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and a contractual right to advancement of expenses consistent with the provisions of
Article IX of the Company's amended and restated bylaws.

         Additionally, the Company's certificate of incorporation, as amended, contains a provision that eliminates the personal liability of directors to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty of care as a director. As a result, shareholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which that director receives an improper personal benefit.

         The Company also maintains directors' and officers' liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.

         Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

ITEM 16. EXHIBITS.*


EXHIBIT NO.     Description of Exhibit

    *1.1        Form of Underwriting Agreement.

    +4.1        Restated Certificate of Incorporation

    +4.2        Amended and Restated Bylaws

   **4.3 Specimen of Common Stock certificate (Exhibit 4(a) to the Company's Annual Report on Form 10-K for the year ended March 31, 1993 (File No. 1-10945))

   **4.4 Shareholder Rights Agreement dated November 20, 1992 (Exhibit 1 to the Company's Current Report on Form 8-K dated November 20, 1992 (File No. 1-10945))

    +4.5        Form of Indenture relating to the Senior Debt Securities

    +4.6        Form of Indenture relating to the Subordinated Debt Securities

   *+5.1        Opinion of Baker Botts L.L.P.

   +12.1 Statement showing computation of ratios of earnings to fixed charges

    23.1        Consent of Arthur Andersen LLP

   +23.2        Consent of Baker Botts L.L.P.

   +24.1        Powers of Attorney

----------

         * The Company will file as an exhibit to a current report on Form 8-K
         (i) any underwriting agreement relating to securities offered hereby,
         (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinion of counsel to the Company as to the legality of the securities offered hereby, (iv) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (v) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

         ** Incorporated by reference to the filing indicated.

         + Previously filed.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under any indenture relating to the debt securities to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on November 22, 2000.



                                       OCEANEERING INTERNATIONAL, INC.

                                       By: /s/ John R. Huff
                                          --------------------------------------
                                          John R. Huff
                                          Chairman of the Board and Chief
                                          Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on November 22, 2000.


            Signature                                            Title
            ---------                                            -----
      /s/ John R. Huff                          Chairman of the Board and Chief Executive
---------------------------------               Officer and Director
          John R. Huff                          (Principal Executive Officer)


    /s/ Marvin J. Migura                        Senior Vice President and Chief Financial
---------------------------------               Officer
        Marvin J. Migura                        (Principal Financial Officer)


     /s/ John L. Zachary                        Controller and Chief Accounting Officer
---------------------------------               (Principal Accounting Officer)
         John L. Zachary


        Charles B. Evans*                       Director
---------------------------------
        Charles B. Evans


        David S. Hooker*                        Director
---------------------------------
        David S. Hooker


       D. Michael Hughes*                       Director
---------------------------------
       D. Michael Hughes


        Harris J. Pappas*                       Director
---------------------------------
        Harris J. Pappas

*By:  /s/ Marvin J. Migura
    -----------------------------
          Marvin J. Migura
         (Attorney-in-Fact)

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 *1.1      -- Form of Underwriting Agreement

 +4.1      -- Restated Certificate of Incorporation

 +4.2      -- Amended and Restated Bylaws

**4.3      -- Specimen of Common Stock certificate (Exhibit 4(a) to the
              Company's Annual Report on Form 10-K for the year ended March 31,
              1993 (File No. 1-10945))

**4.4      -- Shareholder Rights Agreement dated November 20, 1992 (Exhibit 1 to the Company's Current Report on Form 8-K dated November 20, 1992
              (File No. 1-10945))

 +4.5      -- Form of Indenture relating to the Senior Debt Securities.

 +4.6      -- Form of Indenture relating to the Subordinated Debt Securities

*+5.1      -- Opinion of Baker Botts L.L.P.

+12.1      -- Statement showing computation of ratios of earnings to fixed charges

 23.1      -- Consent of Arthur Andersen LLP

+23.2      -- Consent of Baker Botts L.L.P.

+24.1      -- Power of Attorney

----------

         * The Company will file as an exhibit to a current report on Form 8-K
         (i) any underwriting agreement relating to securities offered hereby,
         (ii) the instruments setting forth the terms of any debt securities, preferred stock or warrants, (iii) any additional required opinion of counsel to the Company as to the legality of the securities offered hereby, (iv) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (v) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

         ** Incorporated by reference to the filing indicated.

         + Previously filed.